ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

140202

Filed in the Office of	Business Number C18085-2000
	Filing Number 20140732135-48
Secretary of State	Filed On 10/27/2014
State Of Nevada	Number of Pages 1

Articles of Exchange

(PURSUANT TO NRS 92A.200)

Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Exchange
(Pursuant to NRS Chapter 92A - excluding 92A.200(4b))

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

☐ If there are more than two constituent entities, please check box and attach an 8 1/2" x 11" blank sheet listing the entities continued from article one.

IPure Labs, Inc
Name of ***acquired*** entity

Nevada
Jurisdiction

Corporation
Entity type *

and,

IPURE LABS, INC
Name of ***acquiring*** entity

Florida
Jurisdiction

Corporation
Entity type *

2) The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200).

* Corporation, non-profit corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.

FILING FEE: $350.00

This form must be accompanied by appropriate fees.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Exchange

(PURSUANT TO NRS 92A.200)

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

3) Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity):

☐ **If there are more than two constituent entities, please check box and attach an 8 1/2" x 11" blank sheet listing the entities continued from article three.**

(a) Owner's approval was not required from

Name of *acquired* entity, if applicable

and, or;

Name of *acquiring* entity, if applicable

(b) The plan was approved by the required consent of the owners of *

IPure Labs, Inc

Name of *acquired* entity, if applicable

and, or;

IPURE LABS, INC

Name of *acquiring* entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, an exchange must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the exchange.

This form must be accompanied by appropriate fees.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Exchange

(PURSUANT TO NRS 92A.200)

Page 3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(c) Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

The plan of exchange has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of exchange is required by the articles of incorporation of the domestic corporation.

Name of ***acquired*** entity, if applicable

and, or;

Name of ***acquiring*** entity, if applicable

4) Location of Plan of Exchange (check a or b):

☒ (a) The entire plan of exchange is attached;

or,

☐ (b) The entire plan of exchange is on file at the registered office of the acquiring corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the acquiring entity (NRS 92A.200).

This form must be accompanied by appropriate fees

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Exchange

(PURSUANT TO NRS 92A.200)

Page 4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

5) Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date: Time:

6) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or a member if there are no Managers; A trustee of each Nevada business trust (NRS 92A.230):**

☐ If there are more than two constituent entities, please check box and attach an 8 1/2" x 11" blank sheet listing the entities continued from article six.

IPure Labs, Inc

Name of ***acquired*** entity

X [signature] President

Signature Title Date

IPURE LABS, INC

Name of ***acquiring*** entity

X [signature] MD

Signature Title Date

* An exchange takes effect upon filing the articles of exchange or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

**The articles of exchange must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

PLAN OF EXCHANGE
BY WHICH
iPure Labs, Inc.
(A NEVADA CORPORATION)
SHALL ACQUIRE
IPURE LABS INC.
(A FLORIDA CORPORATION)

This Plan of Exchange (the "Agreement" or "Plan of Exchange") is made and dated as of this 17th day of July 2014, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than July 17, 2014.

I. RECITALS

1. The Parties to this Agreement: iPure Labs, Inc. ("IPLB"), a Nevada corporation, IPURE LABS, INC. ("**IPURE**"), a Florida corporation, and the Shareholders of IPURE (**the "IPURE Shareholders"**).

(1.1) The Capital of IPLB consists of (i) 1,495,000,000 authorized shares of Common Stock, par value $0.001, of which 141,858 shares are issued and outstanding ("**Common stock**"), and (ii) 5,000,000 authorized shares of Convertible Class C Preferred Stock, par value $0.001, of which 1,000,000 shares are issued and outstanding, each share of which has voting rights attached of 1,000 common share on all matters ("**Preferred Stock**").

(1.2) The Capital of IPURE consists of 50,000,000 authorized shares of Common Stock, of which 50,000,000 shares are issued and outstanding, which for the purposes of this Agreement shall be referred to as "Capital Shares".

2. Transaction Descriptive Summary: IPLB desires to acquire IPURE and the IPURE Shareholders desire that IPURE be acquired by IPLB. IPLB would acquire 100% of the Capital Shares of IPURE in exchange for an issuance by IPLB of 32,320,000 shares of Common Stock of IPLB to IPURE Shareholders, and/or their assigns. The above issuance will give IPURE Shareholders and/or their assigns approximately 99.6% of the issued and outstanding shares of IPLB Common Stock. Together with 1,000,000 shares of Convertible Class C Preferred Stock currently held in the name of Christopher Pearce, the majority shareholder of IPURE, IPURE Shareholders shall obtain a 'controlling interest' in IPLB representing 99.9% of the voting rights on a dilutive basis. The transaction will immediately close upon the written approval from the board of directors of each party and the exchange of the IPURE shares for shares of IPLB Common Stock. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

3. Nevada and Florida compliance. Articles of Exchange are required to be filed by law as the last act to make the plan of exchange final and effective under Nevada and Florida law.

4. Financial Statements. Not more than 30 days after the Closing, IPURE shall at its sole cost and expense provide to IPLB unaudited financial statements of IPURE for years ended December 31, 2013 and 2012 and unaudited financial statements for the eight months period ended July 31, 2014 ("Financial Statements"), in the form required by the Securities and Exchange Commission. The Financial Statements shall be prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholders Approval. IPURE and IPLB shall have secured the approvals of their shareholders, respectively for this transaction, if required, in accordance with the laws of their place of organization or incorporation and their constituent documents.

(1.2) Board of Directors. The Board of Directors of IPURE and IPLB shall have approved the transaction and this agreement, respectively, in accordance with the laws of their place of organization or incorporation and their constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on July 17, 2014. The Closing Date shall be the date when satisfying or waiving all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders. Shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the PLAN OF EXCHANGE.

(1.5) All of the terms, covenants and conditions of the PLAN OF EXCHANGE to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the PLAN OF EXCHANGE, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated as of the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

(1.6.1) IPLB Representations and Warranties. To induce IPURE and the IPURE Shareholders to enter into this transaction and intending for them to rely on them, IPLB represents and warrants that as of the signing of this Agreement and the date of Closing:

a. IPLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

b. IPLB has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All corporate actions or proceedings to be taken by or on the part of IPLB to authorize and permit the due execution and valid delivery of this Agreement and the transactions contemplated hereunder have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by IPLB and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms and conditions.

c. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunto will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of IPLB, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which IPLB are subject, (iii) violate any judgment, order, writ or decree of any court applicable to IPLB, or (iv) result in a breach of, constitute a default under any contract, agreement or instrument to which IPLB is a party.

d. IPLB currently has the authority to issue up to 1,495,000,000 shares of Common Stock, par value $0.001, and up to 5,000,000 shares of preferred stock, par value $0.001, each share of which has voting rights attached of 1,000 common share on all matters.

e. Not more than 141,858 shares of Common Stock and 1,000,000 shares Convertible Class C Preferred Stock in IPLB have been issued and are outstanding.

f. Other than as set forth herein, there are no preemptive rights, options warrants, conversion privileges or other rights or agreements presently outstanding for the purchase or acquisition from IPLB of any of its authorized but unissued stock of any class.

g. After the transactions contemplated by this Agreement, IPURE Shareholders and/or their assigns, shall, as a group, own approximately 99.6% of the then issued and outstanding shares of IPLB Common Stock. Together with 1,000,000 shares of Convertible Class C Preferred Stock currently held in the name of Christopher Pearce, the majority shareholder of IPURE, IPURE Shareholders shall obtain a 'controlling interest' in IPLB representing 99.9% of the voting rights on a dilutive basis.

h. To the extent any shareholders of IPLB stock are entitled to dissenter's rights under the pertinent laws in the State of Nevada in connection with any of the transactions contemplated under this Agreement, IPLB shall have satisfied and paid any such obligations in full.

i. The IPLB Shares shall be fully paid and non-assessable and free of all liens and encumbrances.

j. Upon issuance of the shares, IPURE Shareholders will acquire good title to the IPLB Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting them.

k. The business and financial information about IPLB that has been disclosed is true and correct in all material respects.

l. There is no action, suit, investigation, claim, arbitration or litigation pending or threatened against IPLB.

m. IPLB has ceased filings with the Securities and Exchange Commission as of November 26, 2007 and no Form 15 was required to be filed because IPLB is a voluntary filer under Section 15(d) of the Securities Exchange Act of 1933. None of the IPLB SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the IPLB SEC Reports, as of their respective dates (and as of the date of any amendment to the respective IPLB SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated there under.

n. These representations shall survive closing and remain effective for two years after Closing.

(1.6.2) Representations of IPURE and IPURE Shareholders. To induce IPLB to enter into this transaction and intending for them to rely on them, IPURE and IPURE Shareholders represent and warrant that as of the signing of this Agreement and the date of Closing:

a. IPURE is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

b. IPURE and IPURE Shareholders have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its or their obligations hereunder. All corporate actions or proceedings to be taken by or on the part of IPURE and/or IPURE Shareholders to authorize and permit the due execution and valid delivery of this Agreement and the transactions contemplated hereunder have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by IPURE and IPURE Shareholders and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms and conditions.

c. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunto will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the Articles of Incorporation, as amended of IPURE, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which IPURE and IPURE Shareholders are subject, (iii) violate any judgment, order, writ or decree of any court applicable to IPURE and IPURE Shareholders, or (iv) result in a breach of, constitute a default under any contract, agreement or instrument to which IPURE and IPURE Shareholders are a party.

d. The authorized capital stock of IPURE consists of 50,000,000 authorized shares of Common Stock, of which 50,000,000 shares issued and outstanding on the date hereof. IPURE has no other shares of capital stock reserved for issuance upon the exercise of any other options or any warrants and no shares of capital stock are reserved for issuance to any party, including upon the conversion of any outstanding convertible notes, debentures or securities. IPURE has no outstanding options, rights, calls, preemptive rights, subscriptions or commitments to issue any equity securities of IPURE. No stockholders of IPURE has a right to receive dividends, and no unpaid dividends are due and owing with regard to IPURE capital stock.

e. There is no plan or arrangement to issue capital stock by IPURE except as set forth in this Agreement, and there are no registration rights to which IPURE is a party or by which it is bound with respect to any equity securities of IPURE.

f. The IPURE Shares are owned beneficially and of record by the IPURE Shareholders free and clear of any mortgage, lien (statutory or otherwise), security interest, charge, adverse right, interest or claim, pledge, license, option, conditional sales contract, assessment, levy, easement, covenant, condition, reservation, hypothecation, restriction, title defect, exception, limitation, charge, possibility of reversion, right of refusal, voting trust or agreement, proxy, or encumbrance of any nature whatsoever. The IPURE Shareholders have the unqualified right to sell, assign, and deliver the IPURE Shares, and, upon consummation of the transactions contemplated by this Agreement, IPLB will acquire good and valid title to IPURE Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. IPURE Shareholders acknowledge that the IPLB Shares being acquired from IPLB are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933.

g. IPURE Shareholders (A) understand that the IPLB Shares are not registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the IPLB Shares solely for their own account for investment purposes, and not with a view of distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters; (D) have received certain information concerning IPLB and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the IPLB Shares and, and (E) are able to bear the economic risk and lack of liquidity inherent in holding the IPLB Shares. IPURE Shareholders are aware of the risk factors associated with the IPLB Shares.

h. IPURE is in compliance with, and is not in violation of, applicable federal state, local or foreign statutes, laws and regulations affecting IPURE or its properties or the operation of its business. IPURE is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

i. IPURE and the IPURE Shareholders have not taken and will not take and no officer, stockholder or director has taken, directly or indirectly, any action designed to, or which has constituted, or which might reasonably be expected to, cause or result in any violations of federal or state securities laws.

j. IPURE has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a governmental entity (i) pursuant to which IPURE currently operates or holds any interest in any of its properties, or (ii) that is required for the operation IPURE's business or the holding of any such interest, and all of such authorizations are in full force and effect.

k. No person, firm, corporation or other entity is entitled by reason of any act or omission of IPURE to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby.

l. IPURE has duly filed all tax returns required to be filed by or with respect to it with other applicable taxing authorities, and no extensions with respect to such tax returns have been requested or granted. IPURE has paid, or adequately reserved against in its Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it. All such tax returns were correct when filed.

m. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or to the knowledge of IPURE threatened against or affecting IPURE or its properties, assets or business.

n. During the past five-year period, no officer or director of IPURE has been the subject of:

(i) a petition under the federal bankruptcy laws or any other insolvency or creditor's rights laws, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing or such appointment, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing or appointment;

(ii) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding;

(iii) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: acting as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activities; engaging in any type of business activity; and engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation or federal, state or other securities laws or other laws.

(iv) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above, or to be associated with persons engaged in any such activity.

(v) a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed.

o. For the years ended December 31, 2013 and 2012, statements of income are true and accurate.

p. The information contained in any investment presentation made or given to IPLB is true and correct in all material aspects. Since December 31, 2013, there has not been:

(i) any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of IPURE;

(ii) any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of IPURE;

(iii) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of IPURE or any redemption, purchase or other acquisition of any such shares;

(iv) any subjection to any lien on any of the assets, tangible or intangible, of IPURE;

(v) any incurrence of indebtedness or liability or assumption of obligations by IPURE;

(vi) any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of Purchaser.

q. These representations shall survive closing and remain effective for two years after Closing.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Capital Shares of IPURE. At closing the IPURE Shareholders shall deliver their IPURE shares.

(2.2) Acquisition Share Issuance. Immediately upon the Closing, IPLB shall issue 32,320,000 new investment shares of Common Stock of IPLB to IPURE Shareholders in exchange for 100% of the Capital Shares of IPURE, and, as a result, the then outstanding common shares shall be as follows:

IPLB Issued and outstanding (post split)	141,858
Acquisition Share Issuance	32,320,000
Resulting Total	32,461,858

The above issuance will give IPURE Shareholders and/or their assigns approximately 99.6% of the issued and outstanding shares of IPLB Common Stock. Together with 1,000,000 shares of Convertible Class C Preferred Stock currently held in the name of Christopher Pearce, the majority shareholder of IPURE, IPURE Shareholders shall obtain a 'controlling interest' in IPLB representing 99.9% of the voting rights on a dilutive basis. All parties to this agreement shall deliver true and correct shareholder lists to the other at Closing.

3. Plan of Exchange

(3.1) Exchange and Reorganization: IPLB and IPURE shall be hereby reorganized, such that IPLB shall acquire 100% the Capital Shares of IPURE, and IPURE shall become a wholly-owned subsidiary of IPLB.

(3.2) Issuance of Common Stock: At the Closing, IPLB shall issue 32,320,000 new investment shares of Common Stock of IPLB to or for IPURE Shareholders and/or their assigns within 5 business days upon receiving all the required shareholder information from IPURE.

(3.3) Closing/Effective Date: The PLAN OF EXCHANGE shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1933, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur upon the approval by the Board of Directors of the parties hereto or are waived by the parties.

(3.4) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.5) Rights of Dissenting Shareholders/Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.6) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The mailing address of IPLB is 22897 Iron Wedge Dr., Boca Raton, FL 33433. The address of IPURE is 22897 Iron Wedge Dr., Boca Raton, FL 33433. The address of IPLB will be changed, according to the instruction of IPURE.

(3.7) Surviving Articles of Incorporation: the Articles of Incorporation of IPLB and the operating agreement of IPURE shall remain in full force and effect, unchanged.

(3.8) Surviving By-Laws: the By-Laws of IPLB shall remain in full force and effect, unchanged.

(3.9) Further Assurance, Good Faith and Fair Dealing: the Directors of IPURE and IPLB shall execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others' shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.10) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.10.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.10.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.10.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of its property as reported to the other, and as disclosed in its financial statements.

(3.10.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

(3.10.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(3.10.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i)

amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of Exchange;

(3.10.4-c) Except as set forth in this Plan of Exchange, neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(3.10.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(3.10.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

(3.10.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.10.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

(3.10.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.10.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.10.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.10.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.10.11) Brokers' or Finder's Fees. Each corporation is unaware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.11) Miscellaneous Provisions

(3.11.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.11.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.11.3) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.11.4) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.11.5) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4. Termination. The PLAN OF EXCHANGE may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated PLAN OF EXCHANGE has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, or (v) by either party in the event that a condition of closing is not met by September 30, 2014. In the event that termination of the PLAN OF EXCHANGE by either or both, as provided above, the PLAN OF EXCHANGE shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur simultaneously when all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to this Agreement. In addition, IPLB shall issue 32,320,000 new investment shares of Common Stock of IPLB to or for IPURE Shareholders and their assigns within 5 business days upon receiving all the required shareholder information from IPURE, pursuant to Rule 144 under the Securities Act of 1933, as amended, and IPLB shall acquire 100% of the Capital Shares of IPURE.

6. Merger Clause. This Plan of Exchange constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such document supersedes all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

iPure Labs, Inc. (Nevada Corporation)	IPURE LABS, INC. (Florida Corporation)
By: ______________________	By: ______________________
Christopher Pearce, President	Jay D. Ellenby, M.D., President

IPURE LABS, INC. MAJORITY SHAREHOLDERS:

Name: Christopher Pearce, holder of 50,000,000 shares

Name: , holder of ____________ shares

SCHEDULE A

IPURE LABS, INC. SHAREHOLDERS

Name	Address	Number of Shares